Exhibit 10.4

SUBLICENSE AGREEMENT
Dispenser Products

THIS SUBLICENSE AGREEMENT (this "Agreement") is made as of 2nd day of June, 2006 by and between INNOPUMP INC. (“INN”), a corporation formed under the laws of the State of Delaware, having an address at 305 Madison Avenue, New York, New York 10165 (“Innopump”), and VDM HOLDINGS, LLC, (“VDM”) a limited liability company formed under the laws of the State of New York having an address at 305 Madison Avenue, New York, New York 10165 or any majority owned subsidiary thereof.

RECITALS

A. Pursuant to that certain Amended and Restated License Agreement dated as of January 1, 2003 (the “Master License Agreement”) between Gerhard Brugger (“Brugger”) and Sea Change, attached as Exhibit B hereto, Brugger granted to Sea Change the exclusive right to exploit a certain variable flow dispenser described in PCT/DE 99/02568 Pumpkopf.

B. Pursuant to that certain License Agreement dated as of May 1, 2005 (the “Sub-License, Development and Technology Transfer Agreement for Versadial Delivery Pump”) between Sea Change Group (“SCG”) and Innopump (“INN”), attached as Exhibit A hereto, SCG granted to INN the exclusive rights, including development, manufacture, marketing, sales, and support for the Versadial® delivery pump.

C. VDM and INN desire to enter into this Sublicense Agreement to grant VDM the exclusive right to exploit and market the Dispensers through direct response marketing and non-exclusively through other selected channels of distribution, upon and subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1. SUBJECT TO MASTER LICENSE AGREEMENT: This License is and shall be subject and subordinate to the Master License Agreement and to all matters to which the Master License Agreement is and shall be subject and subordinate. Notwithstanding anything to the contrary contained in this License, VDM does not have any rights in respect of the Dispensers greater than INN's rights under the Master License Agreement. The provisions, terms, conditions and covenants of the Master License Agreement are incorporated by reference into this License such that, except to the extent that they are inapplicable or specifically modified by the provisions of this License for the purposes of incorporation by reference, each and every provision, term, condition and covenant of the Master License Agreement binding upon or inuring to the benefit of the licensor thereunder shall, in respect of this License, bind or inure to the benefit of INN, and each provision of the Master License Agreement binding upon or inuring to the benefit of the licensee thereunder shall, in respect of this License, bind or inure to the benefit of VDM, with the same force and effect as though those provisions were completely set forth in this document. To the extent possible, the provisions of the Master License Agreement incorporated by reference into this License shall be construed as consistent with and complementary to the other provisions of this License, but in the event of any inconsistency, those provisions of this License not incorporated by reference from the Master License Agreement shall control. Capitalized terms used herein shall have the meaning ascribed to them in the Master License Agreement. INN covenants and agrees it will take all necessary action to enforce its rights under the Master License Agreement and will provide VDM with notice of any defaults under the VDM Agreement.

2. TERRITORY: The Territory shall be global.

3. GRANT OF LICENSE:

3.1 INN hereby grants to VDM the exclusive right through direct marketing channels to (the “License”) license, manufacture, distribute or develop the Dispenser (together with any Improvements), whether alone or in conjunction with third parties; and manufacture or produce and sell the Products in the Territory for all product sectors.

3.2.   VDM may sublicense, as differentiated from an assignment of this Agreement, which is covered separately below, all or part of its rights hereunder in the Territory. Any sublicense is subject to VDM providing that INN shall be entitled to receive all relevant documentation in connection therewith to verify the revenues thereunder, including, without limitation, copies of the sublicense and all reports, audits, and other documentation delivered to VDM as provided by the sublicense and the operation thereof and shall be subject to all covenants of the VDM license contained in this Agreement.

3.3.  Any assignment of this Agreement is prohibited except with (i) the prior written consent of INN (which consent may be withheld by INN it its sole discretion).

4. TERM: The term of the License shall commence on the date first stated above and shall continue in effect until expiration of the Master License Agreement.

5. ROYALTIES: In consideration of the rights granted to it under this Agreement, VDM agrees to pay to INN the following royalties or License fees (the "Royalties").

5.1. With respect to the sale of Dispensers, purchased by VDM from INN (or from a party designated by INN that has been licensed by INN to sell dispensers), to a third party or as a component of a Product, or through VDM sublicensing to third parties, excluding VDM majority owned subsidiaries, INN shall receive 3.5% of Net Sales. As used herein, “Net Sales” shall mean VDM’s gross revenues less only applicable sales, use, value added or similar taxes assessed on sales, authorized returns, allowances, discounts, credit card merchant discount charges and breakage.

5.2. Such Royalties to be paid on the same basis as required of INN to Brugger, as detailed in Exhibit A hereto, in the Master License calculated on cash receipts.

5.3. VDM shall retain liability for the payment of any Royalties notwithstanding any sublicensing by VDM of any of its rights hereunder.

6. MINIMUM PURCHASES:

6.1. In order to secure and maintain it exclusive rights hereunder, VDM will purchase a minimum number of Dispensers each year, based on the date of binding purchase orders, from INN or an entity designated by INN, as follows:

Time period	Minimum Dispensers Ordered per Time Period	Minimum Dispensers Ordered in Aggregate from Inception
Inception through Dec. 31, 2006	40,000	40,000
Calendar 2007	75,000	115,000
Calendar 2008	115,000	230,000
Calendar 2009 and thereafter	5% increase over prior calendar year minimum	Prior year minimum plus current Time Period minimum

6.2.
If VDM fails to meet the minimum in any calendar year, exclusivity shall not be terminated unless such failure to meet the Aggregate Minimum is not met by the end of the following calendar year. If VDM loses its exclusivity through failure to make minimums, the balance of the term of this Agreement shall be on a non-exclusive basis provided VDM continues to pay all Royalties earned when due and otherwise complies with this Agreement.

6.3.	First year minimums shall be accrued from first purchase of dispensers by VDM, which occurs prior to inception (i.e. prior to the start of the Term) of this agreement.

6.4.
INN agrees to sell dispenser components to VDM using “most favored nation” pricing, meaning the price will be no lower that INN’s best price offered it’s customers, prior to royalties, and consistent with the provisions of the Master Agreement.

7. REPRESENTATIONS AND WARRANTIES:

7.1. Representations of INN: INN hereby represents and warrants to VDM as follows:

7.1.0. INN has full power and authority to enter into this Agreement and to perform its obligations contained herein;

7.1.1.  The execution, delivery and performance of this Agreement are within INN's corporate powers, have been duly authorized by all necessary corporate action, do not and will not violate any law, rule, regulation, order, writ, judgment, injunction, decree, award or contractual restriction binding on or affecting INN or any of its properties;

7.1.2.  INN represents and warrants that INN is not subject to any other agreement wherein a third party may have a claim to the use or ownership of the Dispenser that is adverse to the interest of VDM granted herein.

7.1.3.  INN has no knowledge of any existing infringement of its rights to grant the License, nor of any dispute as to the ownership or any other matter that would adversely affect INN's ability to enter into this Agreement or grant the rights herein granted.

7.2. Representations of VDM: VDM hereby represents and warrants to INN as follows:

7.2.1.  VDM has full power and authority to enter into this Agreement and to perform its obligations contained herein; and

7.2.2.  the execution, delivery and performance of this Agreement are within VDM's corporate powers, have been duly authorized by all necessary corporate action, do not and will not violate any law, rule, regulation, order, writ, judgment, injunction, decree, award or contractual restriction binding on or affecting VDM or any of its properties.

8. COVENANTS OF VDM: VDM further covenants and agrees:

8.1.   To use, apply and direct its best efforts to promote the sale or other disposition of the Dispenser and the Products within the Territory.

8.2.   To conduct all of VDM's operations hereunder in compliance in all material respects with all applicable laws, rules and regulations of all applicable governmental authorities.

9. PATENT AND INTELLECTUAL PROPERTY RIGHTS: VDM acknowledges INN’s exclusive rights in the Dispenser and patents as provided in the Master License Agreement. VDM shall not, at any time during or after the term of this Agreement, dispute or contest, directly or indirectly, INN’s right and title to the Dispenser, such patents or the validity thereof. Notwithstanding the foregoing, nothing herein shall be deemed a waiver of the right of VDM, as a member of the general public, to use, market or exploit, without compensation to INN, rights that are not protected, or by the action or inaction of INN come into the public domain.

10. CONFIDENTIALITY: Except as required by request of, or to fulfill obligations to, INN or any affiliated entity, applicable legal or accounting requirements or disclosure obligations relative to security offerings, each of the parties hereto for themselves, and each of their respective representatives and Affiliates, covenants and agrees that it shall treat and safeguard as confidential and secret and shall not use or disclose to others any proprietary or confidential information (the ”Protected Information”) disclosed to it, its agents, representatives, officers, directors, employees or advisors with respect to the transactions contemplated herein. Each of the parties and their Affiliates shall return to the others all Protected Information furnished to any of them or any of their agents, representatives, officers, directors, employees or advisors by the others or their agents, representatives, officers, directors, employees or advisors and shall maintain such confidentiality during the applicable term hereof or of this Agreement to which such material applies, and for a period of three (3) years after the Term. For purposes of this provision, Protected Information shall not include sales and royalty information or any other information, which is, at the time of its disclosure, in the public domain or otherwise becomes available to a party on a non-confidential basis from an independent source, which is not prohibited from revealing such information.

11. BOOKS AND RECORDS:

11.1. If requested by INN, and on no more frequent than a monthly basis VDM shall provide INN with copies of all customer invoices, shipments, and a schedule of cash receipts. Such information shall be provided by the 15th day of the following month. VDM shall also provide, when requested, on a quarterly basis copies of all invoices from suppliers, a list of all shipments to customers, a current list of all suppliers and customers and ten (10) samples of any products VDM produces. Such information and samples shall be provided by the 15th day of the month following the close of the prior quarter. In addition, at the request of INN, an annual audit of the Company's financial statements with respect to payments and earnings due or earned pursuant to this Agreement may be requested by INN and shall be performed by an independent accounting firm at the sole cost of VDM and shall be provided to INN within 60 days of the fiscal year end.

11.2. While this Agreement remains in effect, and for the period of two (2) years thereafter, VDM shall keep and maintain complete and accurate books and records of all its purchases and sales of Dispensers and Products, in sufficient detail to enable determination of Royalties payable hereunder. VDM shall permit INN, by its duly authorized agents and representatives, to examine and audit VDM's books and records during reasonable business hours, and with reasonable advance written notice, for the purpose of verifying any payment required under this Agreement and VDM's compliance with its obligations hereunder. In the event any amounts due and payable to INN have been underpaid by ten percent (10%) or more, VDM shall pay promptly to INN the cost of such examination and audit, in addition to the amount of such underpayment. Any payments or statements not challenged within two (2) years of receipt thereof shall be deemed accepted.

11.3. If three (3) consecutive audits show that amounts due and payable to INN have been underpaid by five percent (5%) or more, VDM shall pay promptly to INN (i) the cost of all such examinations and audits, plus (ii) twice the amount of such underpayment.

11.4. All sublicenses shall incorporate terms comparable to these provisions as to the maintenance of books and records and access thereto and confidentiality, with the right of INN to act directly in connection therewith.

12. BROKERS: Neither party has employed any broker or finder in connection with the transactions contemplated by this Agreement

13. TERMINATION: INN shall have the right to terminate this Agreement by written notice delivered to VDM upon the occurrence of any of the following events:

13.1.   If the VDM fails to make payments or submit statements and reports as required hereby, and fails to cure such breach within ten (10) days after receipt of written notice from INN, sent by certified or registered mail.

13.2.   If VDM becomes subject to any voluntary or involuntary insolvency, bankruptcy or similar proceedings, or an assignment for the benefit of creditors is made by VDM, and the same remains undischarged for a period of thirty (30) days.

13.3.   If VDM breaches any other term or provision of this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice from INN, sent by certified or registered mail, specifying the particulars of such breach.

13.4. If VDM demonstrates a pattern of violation of this Agreement wherein INN has repeatedly been obligated to, and has properly provided demands and termination notices and such pattern continues unabated, INN may validly commence an arbitration to terminate this Agreement based on such pattern of violations.

14. EFFECT OF EXPIRATION OR TERMINATION:

14.1.   On expiration or termination of this Agreement, VDM shall immediately stop the manufacture, sale and distribution of all Products and shall send INN a complete inventory report and accounting with full payment due, within sixty (60) days after such expiration or termination.

14.2.   If this Agreement is not terminated because of VDM's breach, VDM shall have a period of 180 days, commencing with the expiration or other such termination date in which to sell-off Products under this Agreement which are on hand or in process as of such date: provided, however, VDM complies with all the terms and conditions of this Agreement, including but not limited to, VDM's obligation to pay royalties on and to account to INN for such sales.

14.3.   On expiration or termination of this Agreement, other than as provided in section 14.2, VDM and any permitted sub-licensees hereunder shall have no further right to exercise the rights licensed. All remaining Products and component parts thereof shall be destroyed and VDM shall promptly deliver to INN a certificate of destruction evidencing same. VDM agrees that (i) its failure to cease the manufacture, sale and/or distribution of Products upon the expiration or termination of the Agreement will result in immediate and irreparable damage to INN, (ii) there is no adequate remedy at law for such failure and (iii) in the event of such failure, INN shall be entitled to injunctive relief. INN shall be entitled to recover from VDM, in addition to any other remedies in the event of default, any and all attorneys' fees, costs and expenses, including collection agency fees, incurred by INN to enforce the provisions hereof.

15. INDEMNIFICATION:

15.1. INN shall indemnify VDM, its parents, subsidiaries, Affiliates, officers, directors, representatives, employees and agents ("Indemnities"), from and against, and shall hold Indemnities harmless against any claims, damages, liabilities or final judgments resulting from any and all third party claims, liabilities demands, causes of action, judgments, and expenses (including but not limited to reasonable attorney's fees and court costs) (i) for a breach of any of the warranties or representations of INN herein, or (ii) based upon VDM's use of the Dispenser as authorized by this Agreement violating or conflicting with rights of such third parties to use of the Dispenser; provided, however, that VDM shall notify INN in writing within ten (10) business days after VDM receives notification of any claim or suit covered by the foregoing indemnity. INN shall have the right and option to undertake and control the defense of any such claim or suit and VDM shall cooperate fully with INN in connection therewith.

15.2. VDM shall indemnify INN, its parents, subsidiaries, Affiliates, officers, directors, representatives, employees and agents ("Indemnities"), from and against, and shall hold Indemnities harmless against any claims, damages, liabilities or final judgments resulting from any and all third party claims, liabilities demands, causes of action, judgments, and expenses (including but not limited to reasonable attorney's fees and court costs) for a breach of any of the warranties or representations of VDM herein; provided, however, that INN shall notify VDM in writing within ten (10) business days after INN receives notification of any claim or suit covered by the foregoing indemnity. VDM shall have the right and option to undertake and control the defense of any such claim or suit and INN shall cooperate fully with VDM in connection therewith.

16. INSURANCE: VDM agrees to obtain and maintain at its own expense, if requested in writing by INN, a comprehensive general liability insurance policy, from a recognized insurance company and in a form reasonably acceptable to INN, providing coverage of the minimum amounts of U.S. $1,000,000 per event and U.S. $1,000,000 in the aggregate to insure against all claims of third parties, with INN named as an additional insured, and with an endorsement that such insurance may not be canceled or amended except upon thirty (30) days prior written notice to INN. VDM shall provide written evidence to INN of such coverage promptly upon demand for same.

17. APPLICABLE LAW; JURISDICTION: The terms and conditions of this Agreement and all matters directly or indirectly related hereto shall be governed by the internal law of the State of New York, without regard to its conflict or choice of law provisions.

18.   ARBITRATION:

18.1.   Any dispute arising out of, in connection with, or in relation to this Agreement or the making of validity thereof or its interpretation or any breach thereof shall be determined and settled by arbitration in New York City by a sole arbitrator having substantial experience in matters of this nature pursuant to the commercial arbitration rules and regulations then obtaining of the American Arbitration Association and any award rendered therein shall be final and conclusive upon the parties, and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction. The service of any notice, process, motion or other document in connection with an arbitration award under this Agreement or for the enforcement of an arbitration award hereunder may be effectuated by either personal service or by certified or registered mail to the respective addresses provided herein.

18.2.   By execution and delivery of this Agreement, the parties each respectively accept, for itself and its property, generally and unconditionally, the jurisdiction of the aforesaid Arbitration Tribunal, Courts and any related Appellate Court, irrevocably agrees to be bound by any judgment rendered thereby and in connection with this Agreement, and irrevocably waive any objection either party may now or hereafter have as to the venue of any such action or proceeding. Each party consents to the service of process in the Arbitration or out of any of the aforementioned Courts by mailing copies thereof by certified mail, postage prepaid, such service to become effective three (3) business days after such mailing. Nothing herein shall effect either party's right to service of process in any other manner prescribed by law. Any judicial proceeding by either party against the other involving, directly or indirectly, any matter, in any way arising out of, related or connected with this Agreement shall be brought only in a Court located in the City of New York.

18.3.  The non-prevailing party in any arbitration shall be responsible for the fees of the AAA and the arbitrator as well as all of the prevailing party’s actual costs and expenses incurred (including reasonable attorney’s fees and expenses) in connection with the arbitration. Prevailing party, in this connection, shall mean a party that receives an unqualified award for the relief requested in the Demand for Arbitration.

19. ENTIRE AGREEMENT; AMENDMENT; SEVERABILITY: The entire agreement between the parties is incorporated in this Agreement (including all schedules and exhibits attached hereto) and supersedes all prior discussions and agreements among the parties relating to the subject matter hereof. This Agreement can be modified only in writing when duly signed by authorized representatives of each party. Each provision hereof is intended to be severable. If any term or provision hereof is determined by a court of competent jurisdiction illegal or invalid for any reason, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

20. EXPRESS AND IMPLIED PROMISES: The parties acknowledge that no other party, or any agent or attorney of any other party, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject matter hereof, to induce them to execute this Agreement, and acknowledge that they have not executed this instrument in reliance on any such promise, representation or warranty not contained herein, and further acknowledge that there are no other agreements or understandings between the Parties relating to this Agreement that are not contained herein.

21. NOTICES: Any notice to be given hereunder shall be sent by registered or certified mail, return receipt requested, major overnight carrier, or telecopy to a facsimile number provided by the respective party with a copy sent by regular mail, or by delivering the same personally to the parties at the addresses first set forth herein. Any party may designate a different address by notice so given. Any notice mailed, sent by overnight carrier or personally delivered as aforesaid shall be deemed to have been given on the date of receipt; telecopies shall be deemed received on the business day after being sent by telecopy.

22. FORCE MAJEURE: No party shall be responsible for, and shall not be considered in breach or default of this Agreement on account of any failure to perform or delay in the performance of any obligations hereunder caused by acts of God, flood, fire, storm, war, labor disturbances, including strikes and lockouts, governmental regulations, or interference or other events not within the reasonable control of the responsible party and which such party in unable to overcome by the exercise of reasonable diligence. The time to perform the relevant obligation shall be extended until the circumstances or condition is relieved, but in no event shall such delay exceed 90 days without the express written consent of the party to whom the obligation is owed.

23. COUNTERPARTS; FACSIMILE SIGNATURES: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which individually or together shall constitute one and the same instrument. The submission of a party's signature by facsimile transmission shall be deemed an original signature, provided that the original signature page is immediately transmitted to the other parties in accordance with the notice section of this Agreement.

24. RELATIONSHIP OF THE PARTIES: Nothing in this Agreement shall be construed to create an agency, partnership or joint venture between the parties, and no party shall have, nor shall it hold itself out to any third party as having, the power to obligate or bind any other in any manner whatsoever.

25. WAIVERS: No delay or omission by any party in exercising any right or power accruing upon the non-compliance or failure or performance by any other party hereto of any provisions of this Agreement shall impair any such right or power, or to be construed to be a waiver thereof. A waiver by any party of any of the covenants, conditions or agreements hereof to be performed by any other party must be in writing and signed by the party who is waiving such covenants, conditions or agreements.

IN WITNESS HEREOF, the parties have executed, or caused this Agreement to be executed, as of the date first above written.

VDM HOLDINGS, LLC	INNOPUMP INC.

By /s/ David Arfine	By /s/ Paul Block
David Arfine President	Paul Block President

EXHIBIT A

Sublicense, Development and Technology Transfer Agreement dated May 1, 2005 between Innopump, Inc. and Sea Change Group, LLC

[set forth as Exhibit 10.3 to this Registration Statement and incorporated herein by reference]

EXHIBIT B

Amended and Restated License Agreement dated January 1, 2003 between Sea Change Group, LLC and Gerhard Brugger

[set forth as Exhibit 10.2 to this Registration Statement and incorporated herein by reference]